Exhibit 10.2

PRIMESOURCE MORTGAGE, INC.
NON-PRODUCING REGIONAL VICE PRESIDENT MANAGEMENT AND SUPERVISION AGREEMENT

This Agreement hereinafter referred to as “Agreement” made and entered into on this 1st  day of January, 2013 (the “Effective Date”) by and among PrimeSource Mortgage, Inc., with its principal office located at 1112 North Main Street, Roswell, NM 88201 (the “Corporate Office”), hereinafter referred to as “PrimeSource,” and Jared Peterson, hereinafter referred to as “Manager,” with his/her principal office located at 700 Belford Avenue, Grand Junction, CO 81501, hereinafter referred to as the “Branch Office.”

WHEREAS, PrimeSource desires to expand its lending territory throughout the States in which it is duly licensed and/or in process of securing licensing in the United States of America; and

WHEREAS, Manager has knowledge, skills and experience related to the supervision of originating, processing, closing, funding and selling mortgage loans, and is available for employment by PrimeSource to open and manage a mortgage loan origination branch office pursuant to the terms, conditions, provisions and limitations of this Agreement and in accordance with all Applicable Requirements (as defined below);

NOW, THEREFORE, in consideration of mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency being mutually acknowledged, the parties hereto covenant and agree as follows:

1.             Employment.    PrimeSource hereby employs Manager and Manager hereby accepts employment upon the terms and conditions outlined in this Agreement.

2.            Representations and Warranties.   Both PrimeSource and Manager warrant, promise and covenant that each has the complete authority, right and ability to enter into this Agreement.  Manager understands and agrees that this Agreement does not imply any ownership interest in PrimeSource.  Without limiting any obligations of Manager, Manager hereby represents and warrants to PrimeSource at all times during employment as follows:

a.           Manager’s employment with PrimeSource will not violate or conflict with any obligations Manager owes to any individual or entity, including without limitation, obligations arising out of or relating to (i) any non-compete, non-disclosure, non-solicitation or confidentiality agreements or provisions, and (ii) any prior employer or employment.

b.           Manager knows of no reason why Manager could not or should not accept an offer of employment from PrimeSource, or otherwise be employed by PrimeSource.  Manager has not been subject to any investigation or sanction of any type, or denied any license or approval, by any federal, state or local government, quasi-government and private industry authority, including but not limited to any licensing authority.

c.           Manager currently possesses, and at all relevant times has maintained in good standing, any and all licenses required to conduct business as a branch manager for each state in which such business will be conducted.

3.	Employment at Will.

a.           PrimeSource and Manager agree that this employment shall be “at will” and is subject to termination by either PrimeSource or Manager upon sixty (60) days written notice in accordance with Section 10; provided, however, that PrimeSource may, at its sole discretion, limit or restrict Manager’s access to Confidential Materials (as defined below) or PrimeSource property, locations (including the Branch Office), systems or equipment immediately upon such written notice.  If Manager resigns and will become employed by any company involved in mortgage lending or brokering, loan processing or underwriting services, loan modification services, real estate sales or acquisition, closing, settlement or title-related services, credit repair, credit counseling, borrower assistance or other business or service of the same or similar nature, PrimeSource may, at its sole discretion, waive or shorten the notice period required under this Section 3(a).

b.           Notwithstanding Section 3(a) above, if PrimeSource determines, in its sole discretion, that Manager has violated any Applicable Requirement, has committed any act as defined below as Termination for Cause, or has violated any terms of this Agreement, PrimeSource may terminate this Agreement immediately upon notice to Manager.  If Manager, in his sole discretion, determines that PrimeSource has violated any applicable federal, state or local law or any terms of this Agreement, Manager may terminate this Agreement immediately upon written notice to PrimeSource.

c.           Termination for Cause includes, but is not limited to, the following:

i.	Possession or use of illegal drugs on or at any PrimeSource location;
ii.	Use of alcohol and/or intoxication on or at any PrimeSource location;
iii.	Dishonesty or theft;
iv.	Participation in physical violence on or at any PrimeSource location;
v.	Conviction of a serious criminal offense;
vi.	Harassment or abuse of any PrimeSource employee or supervisor;
vii.	Insubordination;
viii.	Unauthorized carrying or discharge of any firearms on or at any PrimeSource location;
ix.	Willful destruction of any PrimeSource property;
x.	Violation of this Agreement or any Company Policy (as defined below); or
xi.	Branch Office’s failure to meet satisfactory production standards, as set forth in Exhibit A to this Agreement, within a reasonable time after formal written warning to improve production.

4.	Managerial Duties and Responsibilities.

a.           Under the supervision and direction of PrimeSource, and operating under PrimeSource’s approval, Manager shall oversee the operations of the Branch Office, and Manager shall perform managerial functions and supervise the day-to-day affairs of the Branch Office.  In this regard, Manager’s managerial functions shall include without limitation:

i.	Supervision over at least two (2) full time employees;
ii.	Preparation and forwarding of all reports, memoranda and documents to the Corporate Office as directed from time to time;
iii.	Developing and maintaining an attitude of teamwork, establishing a culture consistent with PrimeSource’s corporate mission statements, and ensuring employees abide by the Company Policies;
iv.
Recruiting staff for the Branch Office, reviewing payroll information and communicating with PrimeSource’s Human Resources Department on personnel changes, including recommendations for new hires and terminations;

v.
Reviewing monthly commission calculation worksheets, remaining cognizant of their contents, modifying branch efforts to keep results in line with expectations, and preparing and submitting periodic production projections in accordance with Company Policies and PrimeSource’s expectations;

vi.
Developing and maintaining a network of relationships with existing and prospective clients, promoting the image and reputation of PrimeSource as creative, dynamic and competitive, expanding PrimeSource’s market share through the promotion of PrimeSource’s business and sales, and actively holding, and ensuring attendance by branch members, sales meetings, training seminars, and other events; and

vii.
Assisting PrimeSource’s management in the development and management of all employees of PrimeSource who are assigned to work at the Branch Office (the “Branch Employees”), including the management of the origination, processing and closing of mortgage loans originated through the Branch Office; and

viii.	Performing such other duties set forth in this Agreement or otherwise assigned by PrimeSource from time to time.

b.           Manager further agrees to comply with all manuals, guides, memoranda, e-mails and other materials that set forth PSMI’s policies and procedures (“Company Policies”), existing now or in the future, so long as they do not violate any federal, state or local laws.  Manager is familiar with and shall comply, and cause the Branch Employees to comply, with the Company Policies and all applicable federal, state and local laws, ordinances, rules, regulations, guidelines and other requirements pertaining to the mortgage banking industry, to the business of PSMI, and to the origination, processing, underwriting, closing, or funding of mortgages, or other activities of the PSMI, including but not limited to the Equal Credit Opportunity Act, Gramm-Leach-Bliley Act, Truth in Lending Act, Real Estate Settlement Procedures Act, USA PATRIOT Act, Home Mortgage Disclosure Act, Federal Trade Commission Act, Telemarketing and Consumer Fraud and Abuse Prevention Act, Fair Credit Reporting Act, Fair Housing Act, Secure and Fair Enforcement for Mortgage Licensing Act of 2008 (the “SAFE Act”), Dodd-Frank Wall Street Reform and Consumer Protection Act and all related regulations to the foregoing Acts, and all similar federal, state and local laws, rules, regulations and requirements, federal and state telemarketing and do-not-call laws, rules and regulations, and all applicable guidelines and requirements of the United States Department of Housing and Urban Development (“HUD”), Department of Veterans Affairs (“VA”), Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”), Federal National Mortgage Association (“FNMA” or “Fannie Mae”), Government National Mortgage Association (“GNMA” or “Ginnie Mae”), United States Department of Agriculture (“USDA”), Consumer Financial Protection Bureau (“CFPB”) and all other applicable agencies, investors and insurers (altogether, the Company Policies and all such applicable laws, rules, regulations, guidelines and other requirements are referred to herein as the “Applicable Requirements”), in each case as amended from time to time.  Manager agrees to develop and maintain his/her knowledge and understanding of all such Applicable Requirements.

c.           Manager shall make recommendations to PrimeSource regarding the location to be leased by PrimeSource as the Branch Office, and the furniture, fixtures and equipment to be purchased.  Notwithstanding the foregoing, all final decisions in this regard shall be made by PrimeSource.  Manager shall also recommend staff to be employed by PrimeSource to operate from the Branch Office and the compensation to be paid, and PrimeSource may hire such employees in its sole discretion.  While PrimeSource will consider Manager recommendations regarding hiring, discipline and termination, all decisions to hire, terminate and discipline employees shall be made by PrimeSource and are within PrimeSource’s discretion.  Manager shall, and shall cause all Branch Employees to, participate in training sessions as required by PrimeSource from time to time.

d.          Manager will maintain and supervise PrimeSource systems for the processing of mortgage loans in accordance with the policies and procedures of PrimeSource and any lender who may be purchasing such mortgage loans.  Manager may only lock in interest rates for applicants with the approval of designated officers of PrimeSource and pursuant to the policies and procedures established by PrimeSource.  Any and all complaints, whether written or verbal, made to Manager or any employee at the Branch Office by any customer or third party shall be immediately reported, in writing, to PrimeSource even if such complaint appears groundless to Manager.

e.           Manager will forward or cause to be forwarded all fees derived from the closing of mortgage loans to the Corporate Office as directed by PrimeSource. Such fees shall be maintained in an account to be established by PrimeSource. PrimeSource agrees to provide accounting to Manager with respect to all aspects of business concerning the Branch Office and the account established by PrimeSource for the Branch Office. Manager also agrees to provide accounting to PrimeSource with respect to all aspects of the business conducted at the Branch Office.

f.           Manager shall ensure all mortgage loans solicited by Branch Employees meet PrimeSource’s criteria, including the terms, conditions, policies, procedures and directives established by PrimeSource, and are in conformance with PrimeSource’s prevailing rates and fees.  PrimeSource reserves the right, in its sole discretion, and without prior notice to Manager, to change or discontinue any of its pricing, terms, conditions, policies, procedures, directives, rates, terms, and fees, and to discontinue offering any one or more types of products or services.

g.          Manager shall ensure that Branch Employees complete of all forms, booklets, estimates, disclosures and documents that are required to be provided to applicants by any state or federal law or regulation, by investor guidelines or by PrimeSource (collectively, the “Documents”), and provide these Documents to applicants at application or as otherwise required.

5.             General Duties and Responsibilities.

a.           Manager will devote his/her full time and energy to the business of PrimeSource and will not represent, originate loans for, or solicit loans for any other company; in addition, Manager shall not receive compensation for any individual, corporation, partnership, or entity other than PrimeSource for the performance of any job duties or activities in accordance with this Agreement.  Manager shall not engage in any in any mortgage lending or brokering, loan processing or underwriting services, loan modification services, real estate sales or acquisition, closing, settlement or title-related services, credit repair, credit counseling, borrower assistance or other business or service of the same or similar nature, any other activities in connection with the mortgage finance industry, or any other activities as set forth in this Agreement, for any individual, corporation, partnership, or entity other than PrimeSource.  Additionally, Manager may not own an interest in any entity engaging in any such activities, other than a passive investment of less than one percent (1%), without the prior written consent of PrimeSource.

b.           During the term of his or her employment pursuant to this Agreement, Manager shall serve PrimeSource faithfully and to the best of his or her ability and shall devote his or her time, energy and diligence to the performance of the duties assigned by PrimeSource.  Manager shall adhere to and comply with all Company Policies established by PrimeSource.  Manager shall use the trade name and trademark of PrimeSource in conformity with the standards developed by PrimeSource from time to time in PrimeSource’s sole discretion.

c.           Manager shall protect all PrimeSource property being used in the performance of his or her employment and shall immediately return all such property upon request by PrimeSource.

d.           PrimeSource’s exercise of its right to terminate under this Agreement shall be without prejudice to any other remedy which PrimeSource may be entitled to at law, in equity or under any other provision of this Agreement or any addendum hereto.

e.           Upon cessation of employment, Manager will return to PrimeSource all manuals, pricing lists or rate sheets, customer information and lists, all mortgage loan applications and other documents relating to mortgage loan transactions which had not yet been closed prior to cessation of employment and all other PrimeSource property and Confidential Material in accordance with this Section 5.  Upon violation of this Section 5 or upon any breach of this Agreement, Manager, in addition to any other remedies which may be available by law, shall forfeit all commissions which are due or which may become due.

f.           Manager is prohibited from entering into or executing any contracts, agreements, commitments or other similar obligations in the name of PrimeSource.  Only authorized corporate officers are permitted to bind PrimeSource to any contract, agreement, commitment or other similar obligation.

g.           Manager is prohibited from incurring any expenses or obligations on behalf of PrimeSource unless permitted in the Company Policies or unless PrimeSource provides its prior written approval.  Manager shall promptly submit invoices and other supporting documentation for reimbursement of permitted expenses in accordance with the Company Policies.

6.           Compensation.

a.            Manager’s compensation for services rendered pursuant to this Agreement is controlled and limited by the terms and conditions of Exhibit A to this Agreement which is incorporated herein by reference.

b.           Manager shall be paid as a W-2 Employee on a semi-monthly basis, or as otherwise agreed.  PrimeSource shall make deductions for federal, state and local taxes, Social Security, state unemployment insurance and other deductions as required by state or federal law, or as agreed by the parties.

c.	There are no benefits to which Manager is entitled other than those specifically referred to in this Agreement or otherwise authorized in writing by PrimeSource.  In the event Manager resigns or is terminated for any reason other than Termination for Cause and the Branch Office is simultaneously closed, Manager shall receive his or her regular compensation as described in Exhibit A after all of the business and obligations of the Branch Office have been fully satisfied, as set forth in the Company Policies in effect at the time of termination, subject to applicable federal, state or local law.

7.             Representations Regarding Past Agreements

Manager hereby represents and warrants to PSMI that the execution, delivery and performance of this Agreement by the Manager does not and will not conflict with, or result in breach or default under, or require the consent of, any other party under any agreement to which the Employee is a party.

8.             Territory

Manager shall manage the offices assigned by PSMI located in the States of Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota, and Idaho, (the “Territory”); provided however, that any PSMI branch offices existing in the Territory as of the Effective Date of this Agreement shall be excluded from the terms of this Agreement and no compensation shall be paid to the Manager for such branches.  The Manager shall use his best efforts to add additional branch offices in the Territory as soon as possible.  Notwithstanding the foregoing, based upon an annual review of regional operations of the Employer conducted within 30 days of each fiscal year end, the Employer reserves the right to oversee and adjust the Territory, including, but not limited to, realigning the area covered by the Territory, if it determines to do so would be in the best interests of the Parent overall.  The Employer shall not open or acquire branch offices in the Territory, unless Manager is designated as the manager of such offices.  All compensation payable to Manager for acting as Regional Vice President shall be included in and paid solely in accordance with Exhibit A to this Agreement and the Manager shall receive no additional compensation for serving as Regional Vice President. The termination of this Agreement by the Employer shall terminate the Manager as Regional Vice President.  The Manager shall have such duties and responsibilities as Regional Vice President as the Employer and the Manager shall reasonably determine from time to time.

9.      Title

Manager shall have the title of Regional Vice President and shall have a position as a member of the Board of Directors of PSMI.

10.           Confidential Information.

a.           Manager hereby acknowledges, understands and agrees that all “Confidential Material,” as defined below, is the exclusive and confidential property of PrimeSource which shall at all times be regarded, treated and protected as such in accordance with this Section 7.  Manager acknowledges that all such Confidential Material is in the nature of a trade secret.  For purposes of this Agreement, “Confidential Material” means information, which is available to or used in the business of Manager and (i) is proprietary to, about or created by PrimeSource, (ii) gives PrimeSource a competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which would be detrimental to the interests of PrimeSource, or (iii) is designated as Confidential Material by PrimeSource, is known by Manager to be considered confidential by PrimeSource, or from all the relevant circumstances should reasonably be assumed by Manager to be confidential and proprietary to PrimeSource.

b.           Such Confidential Material includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

i.
Internal personnel and financial information of PrimeSource, purchasing and internal cost and revenue information, internal service and operational manuals, computer software and systems and the manner and methods of conducting the business of PrimeSource;

ii.	PrimeSource personnel names and contact information;
iii.	Manager’s compensation arrangements with PrimeSource;
iv.	Training and educational materials provided by PrimeSource to Manager;
v.	Marketing materials and/or marketing plans provided by PrimeSource to Manager; and
vi.
Confidential and proprietary information provided to PrimeSource by any actual or potential customer, or other third party (including businesses, consultants and other entities and individuals), and shall include, without limitation, all of the customer’s “non-public personal information,” as that term is defined under the Gramm-Leach-Bliley Act of 1999 and any amendments thereto.

c.           As a consequence of Manager’s acquisition or anticipated acquisition of Confidential Material, Manager shall occupy a position of trust and confidence with respect to the affairs and business of PrimeSource.  In view of the foregoing and of the consideration to be provided to Manager, Manager agrees that it is reasonable and necessary that Manager make each of the following covenants:

i.
At any time during the term of this Agreement and thereafter, except as required by law, Manager shall not disclose Confidential Material to any person or entity, either inside or outside of PrimeSource, other than as necessary in carrying out the business of Manager, without first obtaining PrimeSource’s prior written consent (unless such disclosure is compelled pursuant to court orders or subpoena, and at which time Manager shall give immediate notice of such proceedings to PrimeSource).

ii.
At any time during the term of this Agreement and thereafter, Manager shall not use, copy or transfer Confidential Material other than as necessary in carrying out the business of Manager, without first obtaining PrimeSource’s prior written consent.

iii.
Upon termination of this Agreement, Manager shall promptly deliver to PrimeSource (or its designee) all written materials, records, software and documents made by Manager or which came into his/her possession prior to or during the term of this Agreement, concerning the business and affairs of PrimeSource, including, without limitation, all materials containing Confidential Material.

11.           Mediation/Governing Law.  In the event any dispute or disagreement arises in connection with any interpretation of this Agreement, or the employment of Manager, which cannot be resolved by the parties, each party agrees that before any litigation or legal administrative proceeding is initiated, such dispute or disagreement shall be submitted to non-binding mediation in accordance with the employment mediation procedures of the American Arbitration Association in Roswell, New Mexico except that if PrimeSource seeks emergency, injunctive or other equitable relief against Manager, PrimeSource shall not be required to mediate the underlying or any related dispute or disagreement.  If the parties have not mutually agreed to resolve the dispute or disagreement within sixty (60) days after mediation is requested, then either party may pursue its remedies otherwise.  The laws of the State of New Mexico shall govern the interpretation of this Agreement and the rights and obligations of the parties to it.  The prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party as determined by a court of competent jurisdiction hearing the underlying dispute.  Nothing in this Section shall be deemed to prevent a party from seeking emergency injunctive relief in any court of competent jurisdiction to protect its rights, provided that once that party’s application for such relief has either been granted or denied, mediation shall commence pursuant to this Section.

12.           Severability.  A court shall consider the terms and conditions of this Agreement to be severable so that the invalidity or unenforceability of any of its terms, conditions or clauses shall not invalidate or render unenforceable the any of the remaining terms or provisions contained in this Agreement, which shall remain in full force and effect as if such invalid or unenforceable provision had never been contained herein.

13.           Notices.  Any notice given under this Agreement shall be in writing and shall only be deemed proper notice if served personally, by overnight courier, or by registered or certified first class mail with return receipt requested, and addressed to the to the other party hereto at its address set forth below, or such other address as such party may from time-to-time designate by written notice, given in accordance with the terms of this Section 10.

If to PrimeSource:
President
PrimeSource Mortgage, Inc.
1112 North Main Street
Roswell, NM 22192

If to Manager, to the last address of record on file with PrimeSource.

14.           Assignment.  This Agreement shall be binding on and shall inure to the benefit of any successor(s) or assign(s) of PrimeSource and shall terminate on the death or disability of Manager.  Except as otherwise expressly set forth in this Agreement, Manager shall not assign, transfer or share his or her responsibilities under this Agreement, in whole or in part, to or with any other person, firm, corporation or other entity without the express prior written consent of PrimeSource, nor shall he or she delegate any of his or her duties or responsibilities under this Agreement.

15.           Waiver.  PrimeSource’s failure to exercise any rights or privileges granted to it pursuant to this Agreement is not and shall not be construed as a waiver any such rights or privileges.  Any waiver must be in writing in order to be enforceable against PrimeSource.

16.           Headings.  Section and Paragraph headings are used herein for convenience only and shall not be used to interpret any provision of this Agreement.

17.           Cooperation.  At all times during and after separation of employment, the parties hereto shall cooperate in effecting an orderly transition of the business contemplated by this Agreement to avoid any interruption in the handling of the business contemplated by this Agreement.

18.           Survival.  Notwithstanding anything herein to the contrary, Sections 4(d), 4(e), 5(c) - (e), 6(c), 7, 8, 9, 10, 11, 12, 13, 14, 15, and 16 shall survive termination of this Agreement and/or termination or resignation of Manager’s employment with PrimeSource.

19.           Entire Agreement.  This Agreement contains the entire understanding between Manager and PrimeSource and supersedes any prior agreements, written or oral, respecting the subject matter of this Agreement.  This Agreement may not be modified or altered in any way except by a written addendum signed by the parties specifically referring to this Agreement and incorporating this Agreement by reference.

IN WITNESS WHEREOF the parties have executed the foregoing Agreement effective the 1st day of January, 2013.

REGIONAL VICE PRESIDENT/                                                                            PRIMESOURCE MORTGAGE, INC.

MANAGER

 /s/ Jared Peterson                                                                                                By:  /s/ Jeffrey R. Smith
  Jeffrey R. Smith

Print Name: Jared Peterson                                                                                  Title:        President & CEO

Dated:     1/3/13                                                                                                      Dated: 1/3/13

EXHIBIT A

Non-Producing Regional Vice President (“RVP”) Compensation Plan

This Exhibit A to the Non-Producing Regional Vice President Management and Supervision Agreement dated the 1st day of January, 2013 and executed by the parties herein (the “Agreement”) is entered into by and between PrimeSource Mortgage, Inc. (hereinafter referred to as “PrimeSource”) and Jared Peterson (hereinafter referred to as “RVP”).

Compensation

The compensation payable to RVP for all services performed for PrimeSource, its Parent, or any subsidiary shall be as follows:

RVP shall receive an annual base salary of Ninety-five Thousand ($95,000.00) Dollars commencing January 1, 2013.  The base salary shall be paid in equal installments in accordance with PrimeSource’s regular pay schedule.

Further, the annual base salary shall be reviewed at least annually for consideration for adjustment/increase at the discretion of the Compensation Committee and/or Board of Directors, taking into account the compensation level for individuals with similar skills and responsibilities at companies comparable to PSMI, PSMI’s financial condition, and the RVP’s value to PSMI relative to other members of PSMI’s Executive Management; provided however, that at no time during the term of this agreement shall the RVP’s base salary be decreased from the base salary then in effect except as part of a general program of salary adjustment applicable to all vice presidents and above.  In the event PSMI is reasonably unable to pay the base salary for any pay period, the parties may agree that the base salary be paid with shares of common stock of the PSMI Parent company under an equity compensation plan of the Parent effective at the time at a 25% discount to the fair market price of the stock at the end of the pay period.

Gross Revenue Bonus

Additionally, RVP shall receive Four (4.0%) Percent of the commissionable gross revenue payable monthly.  The commissionable gross revenue is defined as the “fixed” branch revenue which is currently “fixed” at 1.875% (187.5 basis points).

Production Bonus

In addition to the compensation described herein, RVP may be eligible for a monthly dollar volume bonus (“Bonus”) based on the aggregate dollar volume of Closed Loans in the offices under RVP’s supervision provided however a minimum monthly Closed Loan dollar volume of $3.0 million is met.

If RVP is eligible to receive a Bonus as set forth above, PSMI will pay RVP an amount equal to Twelve and One-half (12.5) Basis Points of the principal amount of the credit extended on all Closed Loans for such payment period.  Closed loans resulting from PSMI’s relationship with COSTCO shall not be included in any Bonus paid to RVP.  Bonuses will only be paid to an RVP actively employed by PSMI at the end of the month for which the Bonus is calculated.

Annual Bonus

During each twelve month period ending July 31st of each year, PSMI shall pay RVP a bonus equal to 50% of the net profit earned by the offices under RVP’s supervision during such twelve month period in excess of $500,000.00 earned by the offices during such period.

Recruiting Compensation

In addition to compensation described above, RVP will receive production overrides on monthly closed loan volume of additional branch offices for which the RVP is directly responsible for introducing to the PSMI, which become and continue as a PSMI branch office and which achieve a monthly minimum closed loan volume of $3,000,000.00 (“New Branch”).  During the first year of the New Branch operations, RVP will receive 7.5 basis points of said monthly closed loan volume; 5 basis points during the second year; and 2.5 basis points during the third year after which no basis points will be paid. Recruiting Compensation will only be paid to an RVP actively employed by PSMI at the end of the month for which the Compensation is calculated.

Benefits

RVP shall have the right to obtain the benefits listed in the PrimeSource Benefits Manual available to all PSMI employees.  The corporate cost of these benefits shall be paid from the applicable branch office account as Branch Expenses.

Branch Expenses

The Branch Expenses shall be equal to 100% of the costs expended by PrimeSource to operate the Branch Office(s), including the salary and benefits of employees of the Branch Office (including RVP), rental expenses, telephone expenses, auto expenses of Employees of the Branch Office, if any, lease payments, loan administration fees, branch services fees utilities, phone and fax charges, taxes, insurance, equipment rentals and servicing, supplies, licensing and permit fees, agency filings and audits, legal and accounting expenses, marketing and promotional expenses, payroll fees incurred, closed loan expenses, required repurchases, fines, costs, any and all loan related expenses, and reimbursed expenses of Branch Employees;

Production Requirements

RVP is responsible for ensuring that the Branch Office meets a minimum production level each month.  The Branch Offices under the RVP’s supervision are expected to generate a minimum of $4,000,000.00 in loan volume per month.  If the Branch Offices do not obtain and maintain that level of production within six (6) months of the Effective Date of this Agreement, PrimeSource, in its sole discretion, may terminate RVP’s employment with PrimeSource for Cause.

Post-Closing Duties

RVP shall cooperate and take all steps that are reasonably necessary to resolve post-closing issues in the Branch Office’s closed loans.

Interest and Collection Costs

The termination of RVP for any reason shall cause all sums then owed to PrimeSource or liabilities incurred by RVP under any provision of the Agreement or this Exhibit A immediately due and payable in full.  In such an event, PrimeSource shall be entitled to interest and all costs of collecting such sums.  It is expressly understood and agreed that the Branch Expenses and other monies described in this Exhibit A shall be generated by the origination activity of the Branch Office(s).

Company Referral

RVP will receive a fee in the amount of $350.00 (“Company Referral Fee”) for every Closed Loan that RVP refers to an LO employed by PSMI, not under the supervision of RVP or employed in any branch office under the supervision of RVP, via a Licensed Branch Manager. RVP shall promptly refer all loan business in states in which RVP’s supervised offices are not located to a PSMI Branch Manager and shall not perform any origination activities in connection with the loan.  The referred to Branch Manager will register the referral within Encompass at the time of origination.  The Company Referral Fee shall be paid after the loan is closed and funded in accordance with Applicable Requirements in the period in which the Company Referral Fee is calculated, in accordance with the Payment Schedule for Commission payments set forth in the RVP’s compensation agreement or as otherwise provided in PSMI’s payroll schedule, as may be revised from time to time.  Company Referral Fees shall not be paid in connection with loans to be secured by property in New Hampshire, Nevada or Utah, or as otherwise prohibited by applicable law.

Employee Advances

From time to time in its sole discretion, PSMI may grant RVP an advance on compensation for services rendered pursuant to this Agreement.  Such advance shall be secured by amounts payable to RVP by PSMI hereunder and by amounts which later become payable.

PSMI, within its discretion, may provide RVP with an advance in an amount determined by PSMI.  Such advance shall be payable at the next regular pay date unless otherwise approved in writing by PSMI.  This advance option is subject to change or elimination at the discretion of PSMI, from time to time and without prior notice to RVP.  RVP hereby authorizes PSMI to deduct from the undersigned’s compensation under the Agreement all prior advances.  In the event that this Agreement is terminated in accordance with the provisions hereof, the unpaid balance of the advance shall be due and payable within thirty (30) days of termination of the Agreement.

Payment Schedule

RVP shall be paid on a semi-monthly basis, and PSMI pay dates shall fall on the 15th and the last day of each month (or, if such day falls on a weekend or holiday, on the first day immediately preceding such day that is not a weekend or holiday), or as otherwise set forth in the Company Policies or decided by PSMI, within PSMI’s sole discretion, and subject to applicable laws.  At the time of this Agreement, the following pay schedule applies:

Salary and Referral Fees:  For the Base Salary, payment for hours worked during the pay period shall be made on the immediately following pay date.

Monthly Bonuses:                                Payments will be paid on the 15th of the following month for which the bonus is calculated.

Annual Bonuses:  Payments will be paid on the last day of the following month concluding the required twelve (12) month period.

Changes to the Compensation Plan

From time to time, changes to the business will necessitate a review and revision of RVP’s compensation plan.  RVP’s compensation plan that is in effect on the date PSMI receives a loan application will be considered the plan that is in effect for that loan throughout the application and funding process of the loan.  RVP’s compensation plan at application will be the basis for RVP’s compensation on that loan, regardless of whether RVP’s compensation plan has been revised subsequent to receipt of the application.

RVP and PSMI hereby agree to RVP’s compensation as set forth in this Exhibit A, which shall be effective as of January 1, 2013.

RVP	PRIMESOURCE MORTGAGE, INC.

/s/ Jared Peterson	By: /s/ Jeffrey R. Smith
Jeffrey R. Smith
Print Name: Jared Peterson	Title: President & CEO

Dated: 1/3/13	Dated: 1/3/13

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